                                                                     EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT (hereinafter, together with the Exhibits annexed hereto the "Agreement") made and entered into as of the 28th day of July, 1999, by and among SPORTSNUTS.COM INTERNATIONAL, INC., a Delaware corporation, ("SNCI"), SPORTSNUTS MERGER.SUB INC., a Utah corporation ("Newco"), SPORTZZ.COM, INC., a Utah corporation (the "Company"), and OBJECTSELECT, L.C., a Utah limited liability company, ("ObjectSelect"), and certain individuals executing the signature page hereof who hold all of the membership interests in ObjectSelect ("Members") (hereinafter ObjectSelect, and Members are sometimes collectively referred to as the "Principal Shareholders" and individually as "Principal Shareholder").


                                    RECITALS

WHEREAS, the Company is a wholly-owned subsidiary of ObjectSelect, and ObjectSelect is owned by the Members;

WHEREAS, Newco is a wholly-owned subsidiary of SNCI; and

WHEREAS, the parties desire to enter into a transaction in which Newco will be merged into the Company (the "Merger") resulting in the Company being a wholly owned subsidiary of SNCI.

     NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree that the Company and Newco shall be merged and that the terms and conditions of the Merger and the mode of carrying the same into effect shall be as follows:


                                    ARTICLE 1

                                 PLAN OF MERGER

     SECTION 1.1 ACTIONS TO BE TAKEN. Upon performance of all of the covenants and obligations of the parties contained herein and upon fulfillment (or waiver) of all of the conditions to the obligations of the parties contained herein, at the Effective time of the Merger (as hereinafter defined) and pursuant to the Utah Revised Business Corporation Act (the "Utah BCA"), the following shall occur:

         1.1.1 Newco shall be merged with and into the Company, which shall be the surviving corporation (the "Surviving Corporation"). The separate existence and corporate organization of Newco shall cease as of the Effective Time of the Merger and thereupon the Company and Newco shall be a single corporation, the name of which shall be Sportzz.com, Inc., and as the Surviving Corporation, shall succeed, insofar as permitted by law, to all of the rights, assets, liabilities and obligations of the Company and Newco in accordance with the Utah BCA.
         1.1.2 The Articles of Incorporation of Newco as in effect immediately prior o the Effective time of the Merger shall continue in full force and remain the articles of incorporation of the Surviving Corporation until amended as provided by law.

         1.1.3 The By-Laws of Newco shall be and remain the by-laws of the Surviving Corporation until amended as provided by law.

         1.1.4 Until changed in accordance with the articles of incorporation and by-laws of the Surviving Corporation, Kenneth Denos shall be the sole director of the Surviving Corporation.

         1.1.5 Until changed in accordance with the articles of incorporation and by-laws of the Surviving corporation, the following persons shall be the officers of the Surviving Corporation:

     NAME                           OFFICE
     ----                           ------
     Kenneth Denos                  President

     Kenneth Denos                  Secretary

         1.1.6 As soon as practicable after the terms and conditions of this Agreement have been satisfied, and upon consummation of the closing referred to in Article 10 hereof (the "Closing"), articles of merger consistent with this Agreement in the form prescribed by, and properly executed in accordance with, the Utah BCA, in form and substance satisfactory to the parties hereto (the "Articles of Merger"), shall be filed with the Division of Corporations of the State of Utah. The Merger shall become effective on the date on which the Articles of Merger are properly filed with the Utah Division of Corporations. As used in this Agreement, the "Effective Time of the Merger" shall mean the date and time of filing with the Utah Division of Corporations.

     SECTION 1.2 COMMON STOCK OF SURVIVING CORPORATION. At the Effective Time of the Merger, each of the issued and outstanding shares of common stock of Newco shall, by virtue of the Merger and without any action on the part of SNCI, be canceled and retired and shall cease to exist, and SNCI shall cease to have any rights with respect to such shares of Newco common stock, except the right to receive the common stock of the Company.

     SECTION 1.3 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

         1.3.1 The term "Share Price" shall mean the closing price of SNCI shares quoted on the OTC Bulletin Board on the business day immediately prior to the Effective Time of the Merger, except that the Share Price shall be a price not less than Three Dollars ($3.00) per share or greater than Six Dollars ($6.00) per share.

         1.3.2 The term "Number of Outstanding Shares" shall be the number of issued and outstanding shares of the Company Common Stock at the Effective Time of the Merger.

         1.3.3 The term "Number of SNCI Shares" shall mean the number of SNCI shares to be issued in the Merger, which number shall be the result obtained by dividing Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) by the Share Price.

         1.3.4 The term "Share Conversion Number" shall be the number obtained by dividing the Number of SNCI shares by the Number of Outstanding Shares.

     SECTION 1.4 CONSIDERATION. In consideration for receiving all of the issued and outstanding shares of the Company, SNCI will deliver to ObjectSelect the following consideration (collectively referred to as the "Purchase Price"):

         1.4.1 One Hundred Thousand Dollars ($100,000) in immediately available funds, subject to Section 1.4.3, below; and

         1.4.2 a Number of SNCI Shares valued at Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) on the Closing Date as calculated based on the Share Price. The SNCI Shares shall be tendered as follows:

         1.4.2.1 one-half of the Number of SNCI Shares shall be delivered to ObjectSelect on the Closing Date:

         1.4.2.2 one-half of the Number of SNCI Shares shall be placed in escrow pursuant to the terms of an Escrow Agreement substantially in the form set forth in Exhibit A (the "Escrow Agreement") to be executed as of the Closing Date and which will be released from escrow and delivered to ObjectSelect one (1) year from the Closing Date, provided that the following criteria have been substantially met in all material respects, as determined in accordance with Section 1.4.2.3, below (collectively, the "Performance

Criteria"):

         1.4.2.2.1 the amateur sports software created by Company ("Software"), as more particularly described on Schedule 1.4.2.2.1, has been integrated into SNCI's web site with a similar visual design as existing pages of SNCI's web site;

         1.4.2.2.2 the Software can support multiple team sports, including baseball, softball, football, and soccer, and can allow Internet browser-based information entry of rosters, statistical information, photos, articles, game summaries, schedules, and team/league data; and

         1.4.2.2.3 all contact information in regard to the Company customer and partner relationships has been transferred;

         1.4.2.2.4 two employees of SNCI, other than any of the Principal Shareholders, shall be trained in the use of the software; the names of these employees will be made available to the Principal Shareholders within 90 days of the Closing Date.

    1.4.2.3 One year from the Closing Date, the Board of Directors of SNCI, in its reasonable discretion, will determine whether the Performance Criteria have been satisfied (i.e. substantially met in all material respects). If the Board determines that the Performance Criteria have not been satisfied, SNCI and ObjectSelect shall have thirty (30) days to seek to resolve any differences they may have as to the Board's determination. In the absence of an agreement between them within such time, the Board's determination shall be subject to the provisions of Section 14.16 relating to mediation and arbitration of controversies, provided that the arbitrator shall be authorized and empowered to award all, part, or none of the SNCI shares to ObjectSelect, in the arbitrator's discretion.

         1.4.3 Ten Thousand Dollars ($10,000) (the "Funds") of the cash consideration described in Section 1.4.1 shall be delivered to the Escrow Agent (as defined in the Escrow Agreement), to be held for up to 270 days from the Closing Date. Upon SNCI's written request or requests that it has a right to indemnification pursuant to Article 12, the amount requested shall be applied from the Funds towards such indemnification obligation unless ObjectSelect objects thereto within five (5) days of such request, in which case the controversy shall be resolved in accordance with Section 14.16 (relating to mediation and arbitration). At the end of the 270-day period, in the event that SNCI's claims for indemnification which are either uncontested by ObjectSelect or awarded by the arbitrator are less than Ten Thousand Dollars ($10,000), then the balance of the Funds will be disbursed to ObjectSelect. The Escrow Agent will deliver the balance of the Funds to the appropriate party as soon as reasonably practicable following the end of the 270 day period.

         1.4.4 SNCI will assume, as of the Closing Date, all debts and liabilities (collectively, the "Assumed Liabilities") of the Company, which in the aggregate shall not exceed $35,000 at the Effective Time of Merger (the "Assumed Liability Cap"); provided however, the Assumed Liabilities shall not include any obligations, liabilities, rents or expenses existing or arising under the Office Lease (as defined in Section 2.6 below), whether for periods before or after the Effective Time of the Merger.

     SECTION 1.5 CANCELLATION OR CONVERSION OF COMPANY COMMON STOCK. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any Company Shareholders:

         1.5.1 Conversion. Except as provided herein with respect to fractional shares, at the Effective Time of the Merger, each share of Company Common Stock which is issued and outstanding shall be converted into a number of shares of the common stock of SNCI, $.0001 par value ("SNCI Common Stock"), equal to the Share Conversion Number.

         1.5.2 Fractional Shares. In lieu of the issuance or recognition of fractional shares of SNCI Common Stock or interests or rights therein, each holder of a share of Company common Stock to be converted into SNCI Common Stock pursuant to Section 1.5.1 hereof shall be paid an amount in cash equal to such fraction multiplied by the Share Price.

         1.5.3 Surrender of Shares. After the Effective Time of the Merger, each holder of an outstanding certificate or certificates theretofore representing shares of Company Common Stock converted into SNCI Common Stock pursuant to
Section 1.5.1 hereof ("Company Stock Certificates"), upon surrender thereof either to SNCI or Colonial Stock Transfer SNCI's transfer agent (the "Transfer Agent"), shall be entitled to receive in exchange therefor (i) any payment due in lieu of fractional shares pursuant to Section 1.5.2 hereof; and (ii) a certificate or certificates representing the number of whole shares of SNCI Common Stock into which the shares of Company Common Stock theretofore represented by such surrendered certificate or certificates shall have been converted pursuant to Section 1.5.1 hereof.

     Until surrendered, each outstanding Company Stock Certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions, if any, in respect of SNCI Common Stock, to represent the number of whole shares (and fractional shares) of SNCI Common Stock into which the shares of Company Common Stock theretofore represented thereby shall have been converted. Until so surrendered, SNCI may, at its option, refuse to pay any dividend or other distribution, if any, payable to the holders of shares of SNCI Common Stock to the holders of Company Stock Certificates; provided, however, that upon surrender and exchange of such Company Stock

Certificates there shall be paid to the record holders of the SNCI stock certificate or certificates issued in exchange therefor the amount, without interest, of dividends and other distributions, if any, which have become payable and which have not previously been paid with respect to the number of whole shares of SNCI Common Stock then issued, together with, without interest, any payment for fractional shares required by Section 1.5.2 hereof.

     Whether or not a Company Stock Certificate is surrendered, from and after the Effective Time of the Merger such certificate shall under no circumstances evidence, represent or otherwise constitute any stock or other interest whatsoever in the Company, the Surviving Corporation or any other person, firm or corporation other than SNCI or its successors.

         1.5.4 SNCI Certificates. At or before the Effective Time of the Merger, SNCI shall make available to the Transfer Agent certificates for such number of shares of SNCI Common Stock as shall be required for exchange in accordance with this Agreement.

     SECTION 1.6 ADJUSTMENTS FOR SNCI STOCK SPLITS, ETC. In the event that, subsequent to the date of this Agreement but prior to the Effective Time of the Merger, the outstanding shares of SNCI Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities and such increase, decrease, change or exchange shall have been effected through a stock dividend, stock split or reverse stock split, then appropriate and proportionate adjustment shall be made in the manner in which the Share Conversion Number is calculated hereunder.

     SECTION 1.7 FURTHER ASSURANCES. From time to time, on and after the Effective Time of the Merger, as and when requested by SNCI or its successors or assigns, the proper officers and directors of the Company immediately before the Effective Time of the Merger shall, at SNCI's expense, and for and on behalf and in the name of the Company, or otherwise, execute and deliver all such deeds bills of sale and assignments and take such further actions as SNCI or its successors or assigns may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all the properties, rights, privileges, powers, franchises and immunities of the Company and otherwise to reasonably carry out fully the provisions and purposes of this Agreement.


                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                         AND THE PRINCIPAL SHAREHOLDERS

     Except for exceptions that are set forth in reasonable detail in the Disclosure Schedule attached hereto (the "Disclosure Schedule") and that refer to the warranty or warranties to which the exception relates, including reference to the specific section within this Article 2, the

Company and the Principal Shareholders, jointly and severally, hereby represent and warrant to, and agree with SNCI and Newco that the following representations and warranties are true, complete and correct as of the date hereof and will be true, complete and correct at Effective Time of Merger as if made at said time:

     SECTION 2.1 ORGANIZATION. The Company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Utah, is duly qualified to do business in those jurisdictions where the nature of its activities requires such qualifications, and has all requisite corporate power and authority to own its property and conduct the business in which it is engaged. The Company has previously delivered to SNCI copies of its articles of incorporation and by-laws, neither of which has been amended since the date of such delivery.

     SECTION 2.2 AUTHORITY RELATIVE TO AGREEMENT; ENFORCEABILITY. The execution, delivery and performance of this Agreement is within the legal capacity and power of the Company; have been duly authorized by all requisite corporate action on the part of the Company; require the approval or consent of no persons, entities or agencies, other than such approvals as may be required under the 1933 Act, the 1934 Act and state securities laws; and will neither violate nor constitute a default under, nor create a lien or breach under, nor result in the acceleration of performance or right to accelerate performance under (whether or not after the giving of notice or lapse of time or both), the terms of the articles of incorporation and by-laws of the Company or of any material agreement, obligation or commitment binding upon the Company. This Agreement is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to equitable principles limiting the availability of equitable remedies

     SECTION 2.3 CAPITALIZATION. The Company is authorized to issue only one million (1,000,000) shares of Company Common Stock, no par value. No other shares of stock, common, preferred or otherwise are authorized. There are one hundred thousand (100,000) shares of Company Common Stock issued and outstanding (the "Outstanding Common Shares"). ObjectSelect is the sole owner of the Outstanding Common Shares. All of the Outstanding Common Shares have been fully paid, have been validly issued, and are non-assessable. Holders of the Outstanding Common shares do not have preemptive rights or other similar rights except only for such rights disclosed in writing hereunder so as to be of no further force or effect.

     The Company does not have outstanding any options or warrants to purchase, or contracts to issue, or contracts or any other rights entitling anyone to acquire, shares of its capital stock of any class or kind, or securities convertible into such shares. Immediately prior to the

Effective Time of the Merger, the outstanding shares of Company Common Stock shall not exceed the above-mentioned one hundred thousand (100,000) Outstanding Common Shares. The Company does not have in effect any stock option or stock purchase plan.

     At the Closing and at the Effective Time of the Merger, the shareholders owning shares of Company Common Stock shall have good and marketable title thereto, free and clear of all claims, liens and encumbrances.

     SECTION 2.4 SUBSIDIARIES, ETC. The Company has no equity interest in any corporation, partnership or other entity.

     SECTION 2.5 FINANCIAL STATEMENTS AND LIABILITIES.

         2.5.1 The Company has previously delivered to SNCI the following financial statements: unaudited financial statements for the period ending July 13, 1999 (the "Financial Statements"). In addition, the Company has delivered its most recent quarterly balance sheet dated July 13, 1999 (the "Balance Sheet").

     The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied. The Financial Statements fairly present, the financial position and assets and liabilities of the Company as of the dates indicated, and the results of operations of the Company for the periods then ended.

         2.5.2 As of the date of this Agreement, the Company is not subject to and does not have any indebtedness, claim, obligation or liability of any kind or nature whatsoever, whether absolute or contingent, liquidated or unliquidated, known or unknown, due or to become due, accrued or unaccrued or otherwise (hereinafter collectively "Liabilities"), except (i) for such Liabilities that have arisen in the ordinary course of business of the Company since the date of the last Balance Sheet, none of which newly arisen Liabilities have a material adverse effect upon the Company, its assets, business, or financial condition, and (ii) as specifically disclosed in this Agreement or in the Exhibits attached hereto or in the Disclosure Schedule accompanying this Agreement.

         2.5.3 At the Effective Time of the Merger, the Liabilities of the Company will not exceed the Liability Cap.

     SECTION 2.6 REAL ESTATE. The Company does not own or have title to any real estate, and has never owned or had title to any real estate. The Company does not lease any real estate other than pursuant to one real estate lease (the "Office Lease") for its facility in Orem, Utah which Lease is listed on Schedule
2.6 of the Disclosure Schedule, and a true and correct copy of which has been delivered to SNCI. Other than pursuant to the Lease, the Company has not leased any other real estate during the past five years. No party thereto is in default under the Lease, and there are no facts which, with notice and/or the passage of time, would constitute such a default. The Company has not received notice that said building does not comply with municipal, state and federal statutes, ordinances, rules and regulations applicable to the construction of the building and its actual use and the building complies in all material respects with said statutes, ordinances, rules and regulations. As of the Effective Time of the Merger, the Office Lease shall have been terminated, and the Company shall have satisfied and paid all liabilities and obligations of the Company existing or arising under the Office Lease, including without limitation those existing or arising by reason of such termination thereof.

     SECTION 2.7 LEASED TANGIBLE PERSONAL PROPERTY. The Company does not lease any personal property other than pursuant to (i) leases in the ordinary course of business which expire on not more than 30 days' notice by the Company without payment of any penalty or termination payment, and (ii) leases ("Personal Property Leases") which are listed on Schedule 2.7 of the Disclosure Schedule, true and correct copies of which have been made available (including providing a copy thereof to be retained by SNCI) to SNCI. The parties thereto are not in material default under any of the Personal Property Leases, and there is no fact which, with notice and/or passage of time, would constitute such a default. No consent is required under the Personal Property Leases in connection with the Merger.

     SECTION 2.8 ASSETS. The equipment, furniture, computers and other tangible personal property (other than inventory) owned, leased or used by the Company in its business are in good condition, normal wear and tear excepted, and are in good operating order. Schedule 2.8 of the Disclosure Schedule lists all furniture, equipment and other tangible personal property of the Company (other than inventory and supplies) and any intangible personal property of the Company (other than Intellectual Property), having an original cost of Five Hundred Dollars ($500) or more. Schedule 2.8 also lists all equipment, furniture, computers and other tangible personal property and any tangible personal property (other than Intellectual Property) of the Company which (i) is used by the Company or which is located on the Company's premises and (ii) which is not owned by the Company, except for items leased under Personal Property Leases elsewhere disclosed herein and except for normal personal property of employees.

     SECTION 2.9 TRANSFER OF ASSETS. Except for sales of inventory and other dispositions of assets in the ordinary course of business, since December 31, 1998, no tangible or intangible assets (whatever their original cost) have been transferred from the Company, whether by sale, dividend or otherwise.

     SECTION 2.10 INTELLECTUAL PROPERTY.

         2.10.1 For the purposes of this Section 2.10.1, the following terms have the following definitions:

              2.10.1.1 "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries ("Patents");
     (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation embodying or evidencing any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Maskworks"); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); (vii) all databases and data collections and all rights therein throughout the world; (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded and including the Software; (ix) all World Wide Web addresses, sites and domain names; and (x) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

              2.10.1.2 "Business" shall mean the business of the Company, including the development, manufacture, use, licensing, distribution and sale of any products or technology, including the Software, or the provision of any services by the Company, as currently conducted, as conducted since the inception of the Company, or as reasonably is contemplated to be conducted by the Company in the future.

              2.10.1.3 "Company Intellectual Property" shall mean any Intellectual Property that is owned by or licensed to the Company.

              2.10.1.4 "Registered Intellectual Property" shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

         2.10.2 Schedule 2.10.2 of the Disclosure Schedule lists all Company Intellectual Property, including any Registered Intellectual Property (if any) in whole or in part owned or used by, assigned to, or filed in the name of, the Company, on or prior to the Effective Time of the Merger (the "Company Registered Intellectual Property").

         2.10.3 Except as set forth on Schedule 2.10.3 of the Disclosure Schedule, each item of Company Intellectual Property, including all Company Registered Intellectual Property listed on Schedule 2.10.2 of the Disclosure Schedule, that is owned by the Company is free and clear of any encumbrance, including any lien or security interest.

         2.10.4 The Company: (i) is the exclusive owner of all Trademarks, including trade names, trade dress and similar designations of origin used in connection with the operation or conduct of the Business, and (ii) owns exclusively, and has good title to, all copyrighted works that are software products of the Company or other works of authorship that the Company otherwise purports to own, including the Software.

         2.10.5 Except as set forth on Schedule 2.10.5 of the Disclosure Schedule, the Company has not transferred ownership of, or granted any license of or right to use or authorized the retention of any rights to use, any Intellectual Property that is, or was, Company Intellectual Property, to any other person.

         2.10.6 The contracts, licenses, agreements and arrangements listed on
Schedule 2.10.6 of the Disclosure Schedule include all material contracts, licenses, agreements and arrangements pursuant to which any person, including any affiliate of Company, has licensed any Intellectual Property to the Company. The Company is neither in breach of, nor has it failed to perform under any of the foregoing contracts, licenses, agreements and arrangements, and no other party to such contracts, licenses, agreements and arrangements is in breach of or has failed to perform thereunder.

         2.10.7 The contracts, licenses, agreements and arrangements listed on
Schedule 2.10.7 include all contracts and agreements pursuant to which any person, including any third party developer or consultant, has developed any device or technology, authored any work, or otherwise created any thing in which any Intellectual Property rights might arise, either separately or jointly with the Company or any other person, which the Company uses or possess or which the Company believes it owns.

         2.10.8 The contracts, licenses agreements and arrangement listed on
Schedule 2.10.8 of the Disclosure Schedule include all material contracts, licenses, agreements and arrangements pursuant to which the Company has licensed or transferred to any third person or any affiliate of the Company any material Company Intellectual Property. The Company is neither in breach of, nor has it failed to perform under any of the foregoing contracts, licenses, agreements and arrangements, and no other party to such contracts, licenses, agreements and arrangements is in breach of or has failed to perform thereunder.

         2.10.9 The consummation of the transaction contemplated by this Agreement will not cause or obligate the Company or SNCI (i) to grant to any third party any rights or licenses with respect to any Intellectual Property or
(ii) pay any royalties or other amounts in excess of those being paid by Company prior to the Closing.

         2.10.10 Schedule 2.10.10 of the Disclosure Schedule lists all agreements, licenses, contracts and arrangements pursuant to which Company has agreed to indemnify, hold harmless, or otherwise agree to be liable for any losses cost or damages of, a third party with respect to any Intellectual Property or product or service of Company.

         2.10.11 Except as set forth on Schedule 2.10.11 of the Disclosure Schedule, all material Company Intellectual Property, including any item thereof, will be fully transferable, alienable or licensable by Company on the Closing Date without restriction and without payment of any kind to any third party.

         2.10.12 Except as set forth on Schedule 2.10.12 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Company in any Company Intellectual Property or result in the breach or termination of any license, contract, agreement or arrangement to which Company is a party respecting any material Company Intellectual Property.

         2.10.13 No Company Intellectual Property infringes or misappropriates the Intellectual Property of any person under the laws of any jurisdiction, and the Company has not received notice from any person claiming that the Company Intellectual Property infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Company aware of any basis therefor).

         2.10.14 There are no contracts, licenses, agreements or arrangements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such agreement, or performance under such contract, license, agreement or arrangement including with respect to any payments to be made or received by the Company thereunder.

         2.10.15 To the knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property.

         2.10.16 No Company Intellectual Property or product, technology or service of the Business is subject to any proceeding or outstanding decree, order, judgment, agreement or arrangement stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

         2.10.17 Schedule 2.10.17 of the Disclosure Schedule lists all actions, including the payment of any fees, that must, or should be performed by, or on behalf of, the Company in the ninety-day period following the Closing Date, with respect to any application for, perfection of, preservation of, or continuation of any rights of Company with respect to any Company Intellectual Property, including the filing of any patent applications, response to Patent Office actions or payment of fees, including renewal fees.

         2.10.18 All software products of the Company were written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly assigned all of their rights, including Intellectual Property rights in such products to the Company, and no third party owns or has any rights to the software products or any Intellectual Property rights therein. Schedule 2.10.18 of the Disclosure
Schedule identifies each such present or former employee and third party involved in the writing or creation of the Company Intellectual property, including, without limitation the writing or creation of the Company's software products, and the nature and scope of the involvement or participation therein of each such person or third party. Schedule 2.10.18 of the Disclosure Schedule sets forth the information and knowledge that each such person possesses with respect to the Company Intellectual Property, including without limitation, the source code, object code, firmware, development tools, files, records and data, relating to the Company's computer software and computer software products.

         2.10.19 The Company has no knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property and the Company has not misrepresented, or failed to disclose, and is not aware of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Register Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise effect the validity or enforceability of any Company Registered Intellectual Property.

         2.10.20 The Company has taken all steps reasonable under the circumstances to protect the confidentiality and trade secret status of any material confidential information of the Company and knows of no basis on which it could be claimed that the Company has failed to protect the confidentiality of any material Confidential Information of the Company.

         2.10.21 All present and former employees of the Company and third parties engaged or employed by Company identified in Schedule 2.10.18 of the Disclosure Schedule, have entered into a valid and binding confidentiality and invention assignment agreement s with the Company and which are sufficient to vest title in the Company of all Intellectual Property created by such employee or third party in the scope of his or her employment with the Company.

         2.10.22 The consummation of the Merger shall vest in the Company all right, title, and interest in the Intellectual Property, which shall be sufficient for the conduct of the Business currently conducted by the Company.

     SECTION 2.11 ACCOUNTS RECEIVABLE AND INVENTORY AND BACKLOG.

         2.11.1 Accounts. All accounts receivable of the Company reflected in the Balance Sheet originated in the ordinary course of its business, are valid and are fully collectible and not subject to any defense, counterclaim or setoff, except and only to the extent of the reserve against accounts receivable reflected in each of said Balance Sheets.

         2.11.2 Inventory. All inventory in the Company's possession is owned by the Company and has been recorded on its books and records, in accordance with generally accepted accounting principles. All inventory reflected in the Balance Sheet was valued at the lower of cost, calculated on a FIFO method, or market. No inventory in the Company's possession has been consigned to the Company.

     SECTION 2.12 TITLE TO ASSETS. The Company has good and marketable title in and to all of its property (i) reflected in the Balance Sheet plus all assets purchased by the Company since the dates of said Balance Sheet, less all assets which the Company has disposed of in the ordinary course of business since such dates, which property in each case is or will be free and clear of any security interests, consignments, liens, judgments, encumbrances, restrictions, or claims of any kind except (a) security interests listed and described on Schedule 2.12,
(b) liens for current taxes or assessments not yet due or delinquent, and (c) and such other minor imperfections of title which do not restrict or interfere with the Company's use of such assets and which do not impair the value of such assets to the Company.

     SECTION 2.13 CONTRACTS. Schedule 2.13 of the Disclosure Schedule lists, and the Company has made available (including providing a copy as requested) to SNCI, true and complete copies of, all of the following contracts or other obligations to which the Company or a Principal Shareholder is a party or by which it or any of them is bound:

         2.13.1 employment agreements and any other Company contracts with or loans by the Company to any of the Company's shareholders, officers, directors, employees, and consultants;

         2.13.2 any employee benefit plan made available by the Company to any of its employees;

         2.13.3 any Company contracts with customers, together with lists of all such contracts, including those which have been completed by Company which impose any material liabilities upon, or reasonably could be expected to result in any material liabilities against the Company;

         2.13.4 any deeds of trust, mortgages, conditional sales contracts, security agreements, pledge agreements, trust receipts, or any other agreements or arrangements whereby any assets of the Company are subject to a lien, encumbrance, charge or other restriction;

         2.13.5 any Company loan agreements, letters of credit or lines of credit;

         2.13.6 any contracts restricting the Company from doing business in any areas or in any way limiting competition and any contracts, including without limitation, contracts with suppliers, which limit, restrict or transfer rights to any technology utilized or developed by the Company;

         2.13.7 other than purchase orders issued in the ordinary course of the Company's business, any contracts calling for aggregate payments by the Company in excess of One Thousand Dollars ($1,000) and which are not terminable without cost or liability on notice of 90 days or less;

         2.13.8 any joint venture, partnership or limited partnership agreement involving the Company;

         2.13.9 any guarantees by the Company of the obligations of any other party except those resulting from the endorsement of customer checks deposited by the Company for collection;

         2.13.10 any other contracts which may have a material impact on the Company's assets, results of operations or financial condition or which may impact the Principal Shareholders' ability to perform their obligations hereunder; and

         2.13.11 any commitments to enter into any of the types of contracts and obligations referred to in this Section [2.13].

     The Company, as applicable, has not received notice of any material default under any such contracts, obligations or commitments, is not in material default under any such contracts, obligations or commitments and there are no facts which, with notice and/or the passage of time, would constitute such a default. The Company and no other party to such contracts, obligations or commitments is in material default and there are no facts which, with notice and/or the passage of time, would constitute such a default. No consent is required under the contracts, obligations and commitments referred to in this Section [2.13] in connection with the Merger.

     SECTION 2.14 SUPPLIERS AND CUSTOMERS. Schedule [2.14] of the Disclosure Schedule lists setting forth all suppliers to the Company who are significant to the Company, including without limitation (i) all suppliers who have supplied products and/or services to the Company in the 12-month period beginning May 1, 1998, where the total consideration payable to the supplier exceeded One Thousand Dollars ($1,000), and (ii) suppliers who are a sole source (i.e., a supplier who could not be replaced on reasonably equivalent terms by another supplier) for a special and/or critical product supplied by them.

     To the best knowledge of the Company and the Principal Shareholders, none of the Company's current customers or suppliers intends to terminate or change significantly its relationship with the Company, whether as a result of the Merger or otherwise.

     SECTION 2.15 TRANSACTIONS WITH DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES. Excluding cash dividends to shareholders and cash salaries, benefits and expenses paid to the Principal Shareholders, all of which are listed on Schedule [2.15] of the Disclosure Schedule, there have been no transactions since the date of the Company's formation, between the Company and any director, officer, employee or affiliate (as defined in Rule 405 promulgated by the Securities and Exchange Commission ("SEC")) of the Company, except on an arm's length basis in accordance with normal business practices. Since said date, none of the officers, directors, employees or affiliates of the Company, or any member of the immediate family of any such persons, has been a director or officer of, or has had a material interest in any firm, corporation, association or business enterprise which during such period has been a material supplier, customer of the Company or has competed to a material extent with the Company.

     SECTION 2.16 LITIGATION. There are no legal, administrative, arbitration or other proceedings or claims pending or, threatened against the Company nor is the Company subject to any existing judgments. The Company is not operating under or subject to or in material default with respect to any order, writ injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

     SECTION 2.17 INSURANCE. Schedule [2.17] of the Disclosure Schedule lists of all insurance policies maintained by or applicable to the Company, copies of which policies have been made available (including providing a copy thereof to be retained by SNCI) to SNCI. The Company has not received any notice of cancellation with respect to any such insurance policy. All premiums due under any such insurance policy have been paid in full.

     SECTION 2.18 CONSENTS. The execution, delivery and performance of this Agreement are within the legal capacity and power of the Company. No approval or consent of other persons, entities or agencies is required. This Agreement, when duly executed and delivered, will neither violate nor constitute a default under, nor create a lien or breach under, nor result in the acceleration of performance or right to accelerate performance under (whether or not after the giving of notice or lapse of time or both), the terms of the articles of incorporation and by-laws of the Company or of any material agreement, obligation or commitment binding upon the Company. This Agreement is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to equitable principles limiting the availability of equitable remedies.

     SECTION 2.19 COMPLIANCE WITH APPLICABLE LAWS; ENVIRONMENTAL MATTERS.

         2.19.1 Laws. The Company, its operations, assets and all real property ("Company Real Property") now or previously operated, used or leased by, to or for the Company, including, without limitation, all real property subject to the Lease, are in compliance with all federal state, county and municipal laws, ordinances, regulations, rules, reporting requirements, judgments, orders decrees and requirements of common law applicable to the conduct and business of the Company and to the assets owned, used or occupied by it (collectively referred to hereinafter as the "General Laws"), including, without limitation, all applicable federal, state, county and municipal laws, ordinances, regulations, rules, reporting requirements judgments, orders, decrees and requirements of common law concerning or relating to the protection of health and the environment (collectively referred to hereinafter as the "Environmental Laws"), except where noncompliance, in the aggregate for all instances of noncompliance with any of the foregoing would not have a material adverse effect on the Company and its business, financial condition and assets. The Company has not received any notice of violation, citation, complaint, request for information, order directive, compliance schedule or other similar enforcement order, or any other notice from any administrative or governmental agency or entity, indicating that either the Company or the Company Real Property were not or currently are not in compliance in all material respects with all Environment Laws and General Laws, and to the best knowledge of the Company and the Principal Shareholders, no such item is threatened.

         2.19.2 Environmental Laws. All businesses and operations of the Company and the Company Real Property are in compliance in all material respects with any: (i) judgments, orders, decrees, awards or directives of any court, arbitrator or administrative or governmental agency or entity binding the Company and concerning compliance with the Environment Laws; and (ii) consent decrees, administrative orders, settlement agreements or other settlement documents entered into by the Company with any administrative or governmental agency or entity concerning compliance with the Environmental Laws.

         2.19.3 Hazardous Materials; Storage Tanks. All assets owned, leased or licensed by the Company, including without limitation, the Company Real Property, are free of all materials designated as hazardous substances, wastes, hazardous materials, pollutants or contaminants under any Environmental Laws (collectively, "Hazardous Materials") other than Hazardous Materials which are properly stored and licensed where required, and are free of physical conditions which violate any Environmental Law. All storage tanks and associated pipes, pumps and structures (whether above or below ground) located in or on the Company Real Property, if any, are in sound condition, free of corrosion, meet all design and performance standards required by all Environmental Laws, and do not now and did not at any time in the past evidence impaired integrity or leakage. No Hazardous Materials used or generated by the Company or generated by the Company at the Company Real Property have been treated, stored, transported or disposed of in violation of any Environmental Laws; and all Hazardous Materials which have been utilized in the business or operation of the Company or which have been removed, released, discharged or emitted from the Company Real Property were and are documented, transported and disposed of in compliance with all Environmental Laws.

         2.19.4 Licenses and Permits. The Disclosure Schedule, attached hereto, lists all material permits, licenses and other authorizations issued by administrative or governmental agencies or entities under the General Laws and the Environmental Laws or otherwise required for the conduct of the Company's business as presently conducted, which are held by the Company or its employees or agents ("Licenses and Permits"). The Licenses and permits include all such permits which are necessary to the Company's business and operations and the

Company is and has been in compliance with the terms and conditions of the Licenses and Permits. Under the General Laws and the Environmental Laws and the Licenses and Permits, the consummation of the transactions contemplated by this Agreement does not and will not: (i) affect the validity of the Licenses and Permits; or (ii) require the consent of any governmental authority or third party.


     SECTION 2.20 PRODUCTS AND WARRANTIES. The Company has made no warranties, express or implied, with respect to any product manufactured, sold or licensed by the Company to any third party.

     SECTION 2.21 ERISA AND EMPLOYMENT MATTERS.

         2.21.1 No employee of the Company has a written or oral agreement (or an assurance pursuant to any employee manual) which would preclude the Company from terminating such employee's employment at any time with no obligation of the Company to make any payment except wages and accrued benefits to the date of termination. The Company has not engaged in any discriminatory hiring or employment practices nor have any employment discrimination complaints been filed against the Company with any state or federal agency. The Company has not been threatened by any former employee with any suit alleging wrongful termination or other claim against the Company.

     The Company has made available (including providing a copy thereof to be retained by SNCI) to SNCI (i) all employment manuals utilized by the Company within the past three (3) years, (ii) copies of any determination letters received by the Company from the Internal Revenue Service or any other governmental authority with respect to any employee benefit plan, together with a copy of the most recent submission for a determination letter by the Company for each employee benefit plan maintained by the Company, (iii) copies of any summary plan descriptions or summaries of material modifications relating to any employee benefit plan (as defined in Section 3(3) of ERISA) that have been prepared or distributed in the past three (3) years.

         2.21.2 There are no present or former Company employees, directors or independent contractors entitled to (i) pension benefits that are "unfunded" as defined under ERISA or (ii) any pension benefit or welfare benefit to be paid after termination of employment.

         2.21.3 There are no arrangements or contracts with any director, officer, employee or independent contractor of the Company that require any deferred compensation, retirement or welfare benefits to be paid or provided following termination of services.

         2.21.4 Any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) of the Company is either funded through insurance or is unfunded for purposes of ERISA. There are no reserves, assets, surplus or prepaid premiums under any such plan, the Company is not in material default under any such plan, and all such plans are in compliance in all material respects with all applicable laws (including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and the Health Insurance Portability and Accountability Act of 1996) since such laws became effective in respect to such plans.

         2.21.5 The Company, each of any "employee welfare benefit plan" (as defined above) maintained by the Company, and any fiduciary thereof is not subject to any liability (other than normal liabilities and expenses associated with maintenance of such plan or arrangement as an ongoing benefit plan or arrangement) under ERISA or the Code or any other applicable law.

         2.21.6 Except for employee benefit plans identified in Exhibit C, the Company neither maintains, nor has it ever maintained or ever been obligated to contribute to, (i) a multi employer plan within the meaning of Section 3(37) of ERISA, or (ii) any employee benefit plan within the meaning of Section 3(3) of ERISA.

         2.21.7 There are and there have been no inquiries, proceedings, claims or suits pending or, to the Company's best knowledge, threatened by any governmental agency or authority or by any participant or beneficiary against the Company, any employee benefit plan maintained by the Company, or any fiduciary of any employee benefit plan maintained by the Company, with respect to the operation of such benefit plans.

         2.21.8 The consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any employee of the Company to severance pay or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such employee.

         2.21.9 The Company has no obligation for (i) any long-term disability benefits to or for any of the Company's employees who become disabled prior to the Closing Date (as defined in Article 9 hereof) (including any individual who is disabled but has not satisfied any applicable waiting period) and (ii) any life insurance benefits promised, due and/or payable to or for any of the Company's employees who die prior to the Closing Date.

     SECTION 2.22 TAXES. All tax and information returns required to have been filed by the Company have been filed with the appropriate authority; and all federal, state and local taxes (including, without limitation, income, franchise, property, sales, use, value-added, withholding, excise, capital or other tax liabilities), charges assessments, penalties and interest of the Company ("Tax Liabilities") required to be paid on or before the date hereof were paid on or before that date. Such returns were correct as filed. No assessments or additional Tax

Liabilities have been proposed or threatened against the Company or any of its assets, and the Company has not executed any waiver of the statute of limitations on the assessment or collection of any Tax Liabilities.

     True and complete copies of the Company's federal, state and local tax returns since the Company's inception have been made available (including providing a copy thereof to be retained by SNCI) by the Company to SNCI.

     The federal, state and local tax returns of the Company have never been audited or examined by the Internal Revenue Service or any state or local taxing authority. There are no pending investigations of the Company or its tax returns by any federal, state or local taxing authority, no federal, state or local tax liens upon any of the Company's assets, and no presently effective extensions to the limitation periods for the imposition of tax liability against the Company for any of its open taxable years.

     SECTION 2.23 BUSINESS CHANGES. Except as described on Schedule 2.22 of the Disclosure Schedule, since the date of the Balance Sheet, there has not been:

         2.23.1 any material adverse change in the Company's working capital, financial condition, assets, liabilities (whether absolute, accrued, contingent or otherwise), operating profits, or business;

         2.23.2 any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Company's business;

         2.23.3 any increase or decrease in the rates of compensation payable or to become payable by the Company to any of its officers, directors or employees other than general increases made in accordance with past practices; or any declaration, payment, commitment or obligation of any kind for the payment by the Company of any bonus (other than standard year-end bonuses consistent with past practices, additional salary or compensation or retirement, termination or severance benefits to officers, directors or employees;

         2.23.4 any material amendment or termination of any material contract, lease or license to which the Company is a party or by which it may be bound, other than in the ordinary course of business;

         2.23.5 any disposition, mortgage, pledge, or subjection to any lien, claim, charge, option, or encumbrance of any property or asset of the Company, or any cancellation or compromise of any debt or claim of the Company otherwise than in the ordinary course of business;

         2.23.6 any labor dispute or threat of a labor dispute or any attempt or threat of an attempt by a labor union to organize the Company's employees;

         2.23.7 any acquisition by the Company of the assets or capital stock of another business entity;

         2.23.8 any distribution or disposition of the Company's assets other than in the ordinary course of business;

         2.23.9 any termination of any permit or license issued to the Company or to any of its employees or agents upon which a material portion of the Company's business is dependent;

         2.23.10 any order, judgment, writ, injunction, decree or permit by which the Company is bound;

         2.23.11 any dividend or distribution declared, set aside or paid in respect of the Company Common Stock or any repurchase by the Company of shares of Company Common Stock.

     SECTION 2.24 BROKERAGE. The Company has not engaged any broker or finder to render services in connection with this Agreement.

     SECTION 2.25 FULL DISCLOSURE. No representation or warranty made by the Company under or in connection with this Agreement, no certification furnished or to be furnished to SNCI pursuant to this Agreement and no Company document delivered by the Company to SNCI or its counsel hereunder, contains or, if delivered between the date hereof and the Closing Date, will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


                                    ARTICLE 3

         REPRESENTATIONS AND WARRANTIES OF OBJECTSELECT AND THE MEMBERS

     ObjectSelect and the Members, jointly and severally, hereby represent and warrant to, and agree with SNCI and Newco that the following representations and warranties are true, complete and correct as of the date hereof and will be true, complete and correct at the Effective Time of Merger as if made at said time except as set forth on the Disclosure Schedule (which shall include specific reference to the specific section within this Article 3 to which the exception relates):

     SECTION 3.1 ORGANIZATION. ObjectSelect is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Utah, and has all requisite power and authority to own its property and conduct the business in which it is engaged. ObjectSelect has previously delivered to SNCI copies of its constituent documents none of which has been amended since the date of such delivery. ObjectSelect is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

     SECTION 3.2 AUTHORITY RELATIVE TO AGREEMENT; ENFORCEABILITY. The execution, delivery and performance of this Agreement is within the legal capacity and power of the Principal Shareholders; has been duly authorized by all requisite action on the part of the Principal Shareholders; requires the approval or consent of no persons, entities or agencies, other than such approvals as may be required under the 1933 Act, the 1934 Act and state securities laws; and will neither violate nor constitute a default under, nor create a lien or breach under, nor result in the acceleration of performance or right to accelerate performance under (whether or not after the giving of notice or lapse of time or both), the terms of the constituent documents of ObjectSelect or of any material agreement, obligation or commitment binding upon the Principal Shareholders. This Agreement is a legal, valid and binding obligation of the Principal Shareholders, enforceable against them in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to equitable principles limiting the availability of equitable remedies

     SECTION 3.3 LITIGATION. There are no legal, administrative, arbitration or other proceedings or claims pending or, threatened against the Principal Shareholders, nor are the Principal Shareholders subject to any existing judgments, which could effect the transaction contemplated by this Agreement. None of the Principal Shareholders is operating under or subject to or in material default with respect to any order, writ injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

     SECTION 3.4 TITLE. At the Closing and at the Effective Time of the Merger, ObjectSelect shall have good and marketable title to the Outstanding Common Shares, free and clear of all claims, liens and encumbrances.

     SECTION 3.5 BROKERAGE. None of the Principal Shareholders has engaged any broker or finder to render services in connection with this Agreement.

                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF SNCI AND NEWCO

     SNCI hereby represents and warrants to, and agrees with, the Company and the Principal Shareholders that the following representations and warranties are true, complete and correct as of the date hereof and will be true, complete and correct at the Effective Time of the Merger as if made at said time:

     SECTION 4.1 ORGANIZATION. SNCI and Newco are each a corporation, duly organized, validly existing and in good standing under the laws of their states of organization, and have all requisite corporate power and authority to own their property and conduct the business in which they are engaged. SNCI has previously delivered to the Company copies of its articles of incorporation and by-laws, and those of Newco, none of which has been amended since the date of such delivery.

     SECTION 4.2 CAPITALIZATION. SNCI is authorized to issue 50,000,000 shares of SNCI Common Stock, $0.0001 par value. As of July 1, 1999, there were 17,386,530 shares of SNCI Common Stock issued and outstanding, 15,000,000 shares of SNCI Common Stock reserved for issuance pursuant to stock option plans, stock option agreements, and the employee stock purchase plan of SNCI, with 1,828,098 shares granted pursuant to options, and 376,206 shares granted pursuant to warrants. Except as described in the previous sentence, there are no outstanding rights to purchase any capital stock of SNCI. Additional information concerning the capital structure of SNCI is set forth in the Information Statement attached hereto as Exhibit B.

     SECTION 4.3 SEC FILINGS. During the period from April 1, 1999, through the date hereof, SNCI has filed with the SEC the following reports and statements:


                         SPORTSNUTS FILINGS WITH THE SEC


FORM TYPE               FORM DESCRIPTION                        DATE FILED
==============================================================================
8-K/A                   Amended Current Report                  6/18/99
------------------------------------------------------------------------------
10QSB                   Quarterly Report                        5/19/99
------------------------------------------------------------------------------
NT 10-Q                 Notification of Late Filing             5/14/99
------------------------------------------------------------------------------
8-K                     Current Report                          4/20/99
==============================================================================

     SECTION 4.4 AUTHORITY RELATIVE TO AGREEMENT; ENFORCEABILITY. The execution, delivery and performance of this Agreement is within the legal capacity and power of SNCI and Newco; has been duly authorized by all requisite corporate action on the part of SNCI and Newco; requires the approval or consent of no persons, entities or agencies, other than such approvals as may be required under the 1933 Act, the 1934 Act and state securities laws; and will neither violate nor constitute a default under, nor create a lien or breach under, nor result in the acceleration of performance or right to accelerate performance under (whether or not after the giving of notice or lapse of time or both), the terms of the articles of incorporation and by-laws of SNCI or Newco or of any material agreement, obligation or commitment binding upon the SNCI Corporations. This Agreement is a legal, valid and binding obligation of SNCI and Newco enforceable against SNCI and Newco in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to equitable principles limiting the availability of equitable remedies.

     SECTION 4.5 BROKERAGE. SNCI has not engaged any broker or finder to render services in connection with this Agreement.


                                    ARTICLE 5

                            COVENANTS OF THE COMPANY

     SECTION 5.1 REGULAR COURSE OF BUSINESS. Except as otherwise consented to in writing by SNCI, during the period commencing on the date hereof and ending at the Effective Time of the Merger or as contemplated by this Agreement, the Company will carry on its business diligently and in the ordinary course and use its best efforts to preserve its present business organization intact, keep available the services of its present executive officers and preserve its present relationships with persons having business dealings with it.

     SECTION 5.2 RESTRICTED ACTIVITIES AND TRANSACTIONS. Except as otherwise consented to in writing by SNCI, from the date hereof and through the Effective Time of the Merger the Company will not:

         5.2.1 amend its articles of incorporation or by-laws;

         5.2.2 issue, sell or deliver, or agree to issue, sell or deliver, or grant, or declare any stock dividend or stock split with respect to, any shares of any class of capital stock of the Company or any securities convertible into any such shares or convertible into securities in turn so convertible, or any options, warrants or other rights calling for the issuance, sale or delivery of any such shares or convertible securities;

         5.2.3 mortgage, pledge or grant a lien upon any of its assets, tangible or intangible;

         5.2.4 except in the ordinary course of business (and consistent with past practice), (i) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), (ii) cancel or agree to cancel any material debts or claims, (iii) lease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its material assets, property or rights, or (iv) make or permit any substantive amendment or termination of any material contract, agreement, license or other right of which it is a party;

         5.2.5 enter into or make any change in any Plan, except as required to conform to applicable law, or materially amend or terminate any other existing employee benefit plan, or adopt any new employee benefit plan;

         5.2.6 acquire control or ownership of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of the foregoing, or enter into any agreement providing for any of the foregoing;

         5.2.7 directly or indirectly solicit, encourage or authorize any individual, corporation or entity (including without limitation its directors, officers, employees, attorneys, accountants and investment bankers) to directly or indirectly solicit or encourage any inquiry, proposal, offer or possible offer from a third party relating to or enter into any agreement for (i) the purchase of shares of any class of capital stock of the Company or any securities convertible into any such shares or convertible into securities in turn so convertible, or the acquisition of any option, warrant or other right to purchase or otherwise acquire any such shares or convertible securities, (ii) a tender or exchange offer for any shares of Company Common Stock, (iii) a purchase, lease or other acquisition of all or a substantial portion of the assets of the Company, any product line or line of business of the Company or any other material asset of the Company, or (iv) a merger, consolidation or other combination involving the Company; or provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or entity in furtherance of any such inquiry, proposal, offer or possible offer. The Company will instruct its agents (including without limitation its directors, officers, attorneys, accountants and investment bankers) not to take any action which the Company is prohibited from taking pursuant to this Section 5.2.7 hereof.

         5.2.8 except in the ordinary course of business, enter into or agree to enter into any transaction, or incur or discharge any obligation or liability, material to the business of the Company;

         5.2.9 declare or pay any dividend on its capital stock in cash, stock or property, or redeem, purchase or otherwise acquire any shares of Company Common Stock or any options or warrants to purchase Company Common Stock;

         5.2.10 enter into any material licensing arrangement or other contract;

         5.2.11 settle any pending litigation in a manner that is materially adverse to the Company or commence any material litigation;

         5.2.12 increase the compensation payable to any of its employees, or accrue or, except for bonuses accrued in or reflected the Balance Sheet, pay any bonuses or other payments other than regular compensation to any employee or consultant; or

         5.2.13 take any action which will prevent any of its warranties and representations herein from being true in all material respects as of the Effective Time of the Merger.

     SECTION 5.3 NO DEFAULT OR VIOLATION. Except as otherwise consented to in writing by SNCI, prior to the Effective Time of the Merger the Company will use its best efforts not to (i) violate, or commit a breach of or a default under, any material contract, obligation or commitment to which it is a party or to which any of its assets may be subject or (ii) violate any applicable federal or state statutes, regulations or any injunctions, orders or judgments binding upon the Company.

     SECTION 5.4 INSURANCE. Except as otherwise consented to in writing by SNCI, prior to the Effective Time of the Merger, the Company will maintain in full force and effect all policies of insurance in substantially the same amounts and types of coverage as are presently in effect on the date of this Agreement.

     SECTION 5.5 REPORTS; TAXES. Except as otherwise consented to in writing by SNCI, prior to the Effective Time of the Merger:

         5.5.1 the Company will duly and timely (by the due date or any duly granted extension thereof) file all reports and returns required to be filed with federal, state and local authorities; and

         5.5.2 unless it is contesting the same in good faith and has established reasonable reserves therefor, the company will (i) promptly pay all Tax Liabilities indicated by such returns or otherwise lawfully levied or assessed upon it or any of its properties, and (ii) withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which are required by law to be so withheld or collected.

     SECTION 5.6 ADVICE OF CHANGES. The Company and the Principal Shareholders will promptly advise SNCI orally and in writing of (i) any event occurring subsequent to the date of this Agreement and prior to the Effective Time of the Merger which would render any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue, inaccurate or incomplete in any material respect and (ii) any material adverse change in the working capital, financial conditions, assets, liabilities whether absolute, accrued contingent or otherwise), operating profits or business of the Company.

     SECTION 5.7 CONSENTS, APPROVALS AND FILINGS. The Company and the Principal Shareholders will use their reasonable best efforts to obtain as promptly as possible all necessary approvals, authorizations, consents, licenses, and clearances from governmental and regulatory authorities required in order for the Company to perform its obligations hereunder.

     SECTION 5.8 ACCESS TO RECORDS AND PROPERTIES. SNCI may, prior to the Effective Time of the Merger, through its employees, agents and representatives, make or cause to be made a detailed review of the business and financial condition of the Company and make or cause to be made such investigation as it deems necessary or advisable of the properties, assets, businesses, books and records of the Company. The Company agrees to assist SNCI in conducting such review and investigation and will provide, and will cause its independent public accountants to provide, SNCI and its employees, agents and representatives full access to, and complete information concerning, all aspects of the businesses of the Company, including its books, records (including tax returns filed or in preparation), projections, personnel and premises, the audit work papers and other records of its independent public accountants and any documents (including any documents filed on a confidential basis) included in any report filed with any governmental agency. Neither any investigation by SNCI nor the receipt by SNCI of any data or information from the Company shall affect or limit in any way any representation or warranty made by the Company or the Principal Shareholders hereunder or affect the right of SNCI to terminate this Agreement as provided in Article 11 hereof.

     SECTION 5.9 SATISFACTION OF CONDITIONS. The Company and the Principal Shareholders shall (a) to cause to be fulfilled and satisfied all of the conditions to the closing to be fulfilled and satisfied by them, and (b) to cause to be performed all of the matters required of them at or prior to the Closing. The Company and the Principal Shareholders shall make all of their warranties and representations contained in this Agreement (except those representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing) true and correct in all material respects as at the Closing, with the same effect as if the same had been made and this Agreement had been dated as at the Closing.

     SECTION 5.10 MAINTENANCE OF ASSETS. The Company shall keep the property and assets used in its businesses in good order, repair and operating condition, ordinary wear and tear excepted

     SECTION 5.11 SHAREHOLDERS MEETING. The Company shall cause its shareholder to consent to the transactions contemplated by this Agreement. In connection with any such meeting or action, the members of the Board of Directors shall, subject to the exercise of their fiduciary duties, recommend approval of such transaction, and use their best efforts or obtain such Shareholder approval.

     SECTION 5.12 MERGER. The Company shall take all reasonable steps necessary for the Merger to qualify as a reorganization within the meaning of Section 368 of the Code, and shall omit from taking any action which will preclude such accounting and/or tax treatment.

     SECTION 5.13 NOTIFICATION REGARDING DISSENTERS' SHARES. The Company shall give SNCI (i) prompt notice of any notice of intent to demand fair value for any shares of Company Common Stock, withdrawals of such notices, and any other instruments served pursuant to the Apprisal Laws and received by the Company and
(ii) the opportunity to direct any negotiations and proceedings with respect to demands for fair value for shares of Company Common Stock under the Apprisal Laws. The Company shall not, without the prior written consent of SNCI, voluntarily make any payment with respect to any demands for fair value of shares of Company Common Stock or offer to settle or settle any such demands.


                                    ARTICLE 6

                                COVENANTS OF SNCI

     SECTION 6.1 BEST EFFORTS. Subject to SNCI Board approval, SNCI shall use its reasonable best efforts (a) to cause to be fulfilled and satisfied all of the conditions to the Closing to be fulfilled and satisfied by it, and (b) to cause to be performed all of the matters required of it or Newco at or prior to the Closing. SNCI shall use its reasonable best efforts to make all of its warranties and representations contained in this Agreement (except those representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing) true and correct in all material respects as at the Closing, with the same effect as if the same had been made and this Agreement had been dated as at the Closing.

     SECTION 6.2 CAPITAL AND LABOR INFUSION. SNCI hereby covenants and agrees to provide sufficient capital and labor resources with an aggregate value up to $400,000 for the twelve months following the closing date, to facilitate the accomplishment of Section 1.4.2.2.1-.3 and further understands and acknowledges that a material compromise of such resources or discretion shall constitute a waiver of the performance criteria set forth above to the extent such compromise materially affects the accomplishment of the same.

     SECTION 6.3 CONSENTS, APPROVALS AND FILINGS. SNCI will use its reasonable best efforts to obtain as promptly as possible all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities required in order for SNCI and Newco to perform its respective obligations hereunder.

     SECTION 6.4 ADVICE OF CHANGES. SNCI will promptly advise the Company orally and in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of SNCI contained in this Agreement, if made on or as of the date of such Agreement or the Closing Date, untrue, inaccurate or incomplete in any material respect and (ii) any material adverse change in the working capital, financial condition, assets, liabilities (whether absolute, accrued, contingent or otherwise), operating profits or business of SNCI.

     SECTION 6.5 SEC REPORTS. Between the date hereof and the Closing Date, SNCI shall timely file with the SEC (and, contemporaneously with such filing, shall deliver to the Company a copy of) all reports and statements required to be filed by SNCI under the 1934 Act. None of such reports and statements shall contain an untrue statement of a material fact or shall omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.


                                    ARTICLE 7

                          SNCI SHARES AND REGISTRATIONS

     SECTION 7.1 SHARES NOT REGISTERED; INVESTMENT INTENT. The SNCI Common Shares to be issued in the Merger have not been registered under the Securities Act of 1933 (the "Securities Act") or any state securities laws.

     Such SNCI Common Shares have not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance in transactions exempt from the registration requirements of the Securities Act. SNCI's reliance upon these exemptions is predicated in part upon the understanding that each recipient of SNCI Common Shares in the Merger understands and acknowledges that SNCI Common Shares will be acquired for each Recipient's own account, and not with a view to, or for resale in connection with any distribution or public offering thereof. The SNCI Common Shares may not be transferred or resold without (i) registration under the Securities Act or any applicable state securities laws, or (ii) an exemption from the registration requirements of the Securities Act and applicable state securities laws. Although Rule 144 promulgated under the Securities Act by the

Securities & Exchange Commission (the "Commission") may permit sales at a future date provided said Rule remains in effect, in any event each Recipient may not sell any securities pursuant to Rule 144 prior to the expiration of a period from time to time set forth therein after such Recipient has acquired such securities. Any sales pursuant to Rule 144 can be made only in full compliance with the provisions of Rule 144. SNCI will place a legend on the share certificates for the SNCI Common Shares consistent with this paragraph.

     SNCI has not agreed to, and has no obligation to, file a registration statement to permit sale of the SNCI Common Shares received under or in connection with this Agreement.

     At its election, SNCI may require that each Recipient of SNCI Common Shares which have not been registered execute and deliver to SNCI an investment letter confirming that such SNCI Common Shares are being acquired for the Recipient's own account and not with a view to, or for resale in connection with, any distribution or public offering thereof, and confirming that the SNCI Common Shares cannot be transferred or resold without (i) registration under the Securities Act or any applicable state securities laws, or (ii) an exemption from the requirements of the Securities Act and applicable state securities laws.

     SECTION 7.2 ADDITIONAL RESTRICTIONS. In addition to such restrictions as set forth above, and subject to the conditions set forth in Section 8.10, the Number of SNCI Shares shall be subject to additional restrictions on resale as follows: (i) for a period of one year from the Closing Date, no SNCI Shares shall be sold, transferred, assigned or distributed by ObjectSelect; (ii) not more than 25% of the Number of SNCI Shares shall be available for sale after the one (1) year period described in Subsection (i) and prior to two years from the Closing Date, and (iii) the balance of the Number of SNCI Shares shall be available for sale two (2) years from the Closing Date. The restriction set forth in Subsection 7.2 (i) above shall include any sale, transfer, assignment, distribution or dividend of SNCI shares by Object Select to any of the Members or any other person or entity, including without limitation members of the advisory board of ObjectSelect (collectively, "Advisory Board Members"). The restrictions set forth in Subsections 7.2.(ii) and (iii) above are not intended to apply to any transfer, assignment, disbursement or dividend of SNCI shares by Object Select to any of its Members or Advisory Board Members but shall otherwise apply to and be binding upon ObjectSelect, its Members and Advisory Board Members together with their respective heirs, successors and assigns. The Principal Shareholders shall cause all assignees and transferees of SNCI shares, including all Advisory board Members, before receiving any such shares, to agree in writing to be bound by the provisions of this Section 7.2. Nothing in this
Section 7.2 is intended to waive any of the requirements of applicable State or federal securities laws.

     SECTION 7.3 AGREEMENT OF SNCI. From and after the Effective Time of the Merger and for so long as necessary in order to permit the holders of SNCI Common Shares to sell them pursuant to Rule 144 under the Securities Act, and provided that the SNCI Common Shares are still publicly traded, then SNCI will use its reasonable efforts to file on a timely basis all reports required to be filed by it pursuant to applicable federal securities laws. In order to permit the holders of SNCI Common Shares to sell, pursuant to the terms and conditions of Rule 144 such shares. SNCI will use its commercially reasonable efforts to cooperate in effecting the sale of such shares, provided such sale is consistent with this Agreement and effected in accordance with all applicable securities laws and regulations. In connection with the foregoing, SNCI may request an opinion of transferor's counsel satisfactory to SNCI with respect to such transfers being permissible under applicable securities laws, the costs of which shall be borne by such transferor. Any costs associated with such transfer, other than the cost of any legal opinion or legal analysis by SNCI's attorneys, shall be borne by the transferor and not SNCI. SNCI agrees to remove when permitted by applicable law, as determined by counsel to SNCI, the restrictive legends referred to in
Section 7.1 hereof from any stock certificates upon the written request of such holder, subject to any conditions which may be imposed by the SNCI's transfer agent.

                                    ARTICLE 8

                   CONDITIONS TO OBLIGATIONS OF SNCI AND NEWCO

     The obligations of SNCI and Newco under this Agreement to consummate the Merger shall be subject to the satisfaction, or to the waiver by them, on or before the Closing Date, of the following conditions:

     SECTION 8.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company and Principal Shareholders contained in this Agreement or in any agreements and documents delivered in connection herewith shall be in all material respects true and accurate as of the date when made, and, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing Date, shall be in all material respects true and accurate at and as of the Closing Date as if made on the Closing Date.

     SECTION 8.2 PERFORMANCE OF COVENANTS. Each of the Company and the Principal Shareholders shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it or them prior to or on the Closing Date.

     SECTION 8.3 ASSUMPTION OF DEBT. The debts of the Company to be assumed by SNCI pursuant to Section 1.4.4 shall not exceed Thirty-Five Thousand Dollars ($35,000);

     SECTION 8.4 NO GOVERNMENTAL OR OTHER PROCEEDING OR LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or affect SNCI's ownership of the Company; no suit, action (other than the exercise of dissenters' rights), investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against SNCI, Newco or the Company, which challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby or which seeks to limit or otherwise adversely affect SNCI's ownership of the Company or the Surviving Corporation; and no written advice shall have been received by SNCI, Newco, the Company or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise adversely affect SNCI's ownership of the Company or the Surviving Corporation.

     SECTION 8.5 APPROVALS AND CONSENTS. The approval of the Shareholder of the Company and all approvals of applications to public authorities, Federal, state, or local, if any, and all consents or approvals of any non-governmental persons, the granting of which is necessary for the consummation of the Merger or for preventing the termination or material breach of any real property lease, or other right, privilege, license or agreement of SNCI or the Company which is material to the business of SNCI or the Company, or for preventing any material loss or disadvantage to SNCI or the Company, by reason of the Merger, shall have been obtained; and no such consents or approvals shall have imposed a condition to such consent or approval which in the opinion of SNCI is unduly burdensome to the consolidated financial condition or operations of SNCI or to the Company's business.

     SECTION 8.6 OPINION OF COUNSEL. SNCI and Newco shall have received an opinion of Hill, Johnson & Schmutz, LC, counsel to the Company, dated the Closing Date and addressed to SNCI and Newco, in form and substance satisfactory to SNCI.

     SECTION  8.7  RESERVED.

     SECTION 8.8 RESIGNATIONS. The Company shall have received resignations (in form and substance satisfactory to SNCI) from each of its directors from his position as a director, and each of its officers from his position as an officer, in each case effective as of the Effective Time of the Merger. Notwithstanding the foregoing, all officers and directors of the Company in office prior to the Closing Date shall be deemed to have resigned effective as of the Effective Time of the Merger.

     SECTION 8.9 [Reserved].

     SECTION 8.10 KEY EMPLOYEES.

         8.10.1 SNCI anticipates that it will retain the services of certain number of employees of the Company. Within sixty (60) days from the Closing Date, SNCI will enter into separate three (3) year employment agreements with not less than four (4) employees of the Company (the "Key Employees"), wherein such agreements shall provide annual salaries each of One Hundred Thousand Dollars ($100,000), the standard benefits packages for similarly situated employees, and reasonable covenants not to compete with SNCI In connection with the foregoing, any employment agreements between Key Employees and ObjectSelect shall be terminated effective as of the Closing Date.

         8.10.2 SNCI shall grant to the Key Employees options to purchase Nine Hundred Thousand (900,000) Shares of Common Stock of SNCI, at an exercise price equal to the closing price of SNCI Common Stock as quoted on the OTC Bulletin Board on the Closing Date, vesting ratably over a three-year period from the Closing Date. Such options, shall be divided equally between the Key Employees and shall be subject to the terms of SNCI's 1999 Stock Option Plan. In the event any of the Key Employees is terminated without cause, all options applicable to the terminated employee shall immediately vest in full.

     SECTION 8.11 EMPLOYEE AGREEMENTS. Each employee of the Company who is to continue with the Company and who is specified by SNCI in accordance with its normal policies shall have entered into SNCI's standard agreement (or an equivalent agreement) with employees providing for, inter alia, confidentiality and grant of invention rights to SNCI.

     SECTION 8.12 CLOSING DOCUMENTATION. SNCI shall have received such additional documentation at the Closing as SNCI and its counsel may reasonably require to evidence compliance by the Company with all of its obligations hereunder.


                                    ARTICLE 9

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company and the Principal Shareholders under this Agreement to consummate the Merger shall be subject to the satisfaction, or to the waiver by them on or before the Closing Date, of the following conditions:

     SECTION 9.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of SNCI contained in this Agreement or in any agreements and documents delivered in connection herewith shall be in all material respects true and accurate as of the date when made, and, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing Date, shall be in all materials respects true and accurate at and as of the Closing Date as if made on the Closing Date.

     SECTION 9.2 PERFORMANCE OF COVENANTS. SNCI and Newco shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     SECTION 9.3 NO GOVERNMENTAL OR OTHER PROCEEDINGS OR LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or affect SNCI's ownership of the Company; no suit, action (other than the exercise of dissenters' rights), investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against SNCI, Newco or the Company, which challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby or which seeks to limit or otherwise effect SNCI's ownership of the Company and no written advice shall have been received by SNCI, Newco, the Company or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect SNCI's ownership of the Company.

     SECTION 9.4 APPROVALS AND CONSENTS. The approval by SNCI, as sole shareholder of Newco, and all approvals of applications to public authorities, Federal, state or local, the granting of which is necessary for the consummation of the Merger, shall have been obtained.

     SECTION 9.5 RESERVED.

     SECTION 9.6 CLOSING DOCUMENTATION. The Company shall have received such additional documentation at the Closing as the Company and its counsel may reasonably require to evidence compliance by SNCI and Newco with all of their obligations under this Agreement.


                                   ARTICLE 10

                                     CLOSING

     SECTION 10.1 CLOSING DATE. Unless this Agreement shall have been Terminated and the Merger herein contemplated shall have been abandoned pursuant to a provision of Article 11 hereof and subject to compliance with the conditions hereto, a closing (the "Closing") will be held on such date as is mutually agreed to the parties, not to be later than July [28] (the "Closing Date"), at the offices of Jones, Waldo, Holbrook & McDonough, commencing at 10:00 A.M. At such time and place, the documents referred to in Articles 8 and 9 hereof will be exchanged by the parties and, immediately thereafter, the Articles of Merger will be filed by Newco and the Company with the Division of Corporation of the State of Utah; provided, however, that if any of the conditions provided for in Articles 8 and 9 hereof shall not have been met or waived by the date on which the Closing is otherwise scheduled, then, subject to Section 11.1.4 hereof, the party to this Agreement which is unable to meet such condition or conditions shall be entitled (provided that such party is acting in good faith) to postpone the Closing for a reasonable period of time by notice to the other parties until such condition or conditions shall have been met (which such notifying party will seek to cause to happen at the earliest practicable date) or waived. The date on which the Closing occurs is hereinafter referred to as the Closing Date.

     SECTION  10.2 EVENTS AT CLOSING.

         10.2.1 The Company and the Principal Shareholders shall deliver or cause to be delivered to SNCI the stock certificates representing all of the issued and outstanding shares of the Company common stock, together with assignments separate from the certificate, the Closing Date and duly executed by all of the Principal Shareholders, and stamped or other proper evidence of the payment of any stock transfer or similar Taxes due as a result of the transfer of the Company common Stock.

         10.2.2 SNCI will deliver the Purchase Price to ObjectSelect at the Closing Date, as set forth in Section [1.4] above.


                                   ARTICLE 11

                                   TERMINATION

     SECTION 11.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the Merger may be abandoned before the Effective Time of the Merger, notwithstanding any approval and adoption of this Agreement by the Shareholders of the Company or Newco:

         11.1.1 by the mutual consent of the Boards of Directors of SNCI, Newco and the Company; or

         11.1.2 by SNCI, if the shareholder of the Company fails to approve the Merger; or

         11.1.3 by SNCI if there has been a material misrepresentation or material breach on the part of the Company or the Principal Shareholders in the representations, warranties or covenants of the Company or the Principal Shareholders set forth herein, or if there has been any material failure on the part of the Company or the Principal Shareholders to comply with its or their obligations hereunder, or by the Company if there has been a material misrepresentation or material breach on the part of SNCI or Newco in the representations, warranties or covenants of SNCI or Newco set forth herein, or if there has been any material failure on the part of SNCI or Newco to comply with their obligations hereunder; or

         11.1.4 by the Board of Directors of the Company, Newco or SNCI, at its discretion, if the Merger is not effective by August 15, 1999, except that a party whose breach of this Agreement has caused a delay in the consummation of the Merger shall not be entitled to terminate this Agreement pursuant to this
Section 11.1.4.

     SECTION 11.2 TERMINATION PROCEDURES. The power of termination provided for by this Article 11 may be exercised for SNCI, Newco or the Company only by its respective Board of Directors and will be effective only after written notice thereof, signed on behalf of the party for which it is given by its Chief Executive Officer in the case of SNCI, or its President in the case of the Company, or other duly authorized officer, shall have been given to the other. If this Agreement is terminated in accordance with this Article 11, then the Merger shall be abandoned without further action by the Company, SNCI and Newco, and their officers shall not file the Articles of Merger.

     SECTION 11.3 LIABILITY UPON TERMINATION. In the event of termination and abandonment of the Merger pursuant to this Article 11, no party hereto shall have any liability or further obligation to any other party hereto except a party that is in material breach of its representations, warranties or covenants hereunder shall be liable for damages incurred by the other parties hereto to the extent that such damages are proximately caused by such breach.


                                   ARTICLE 12

                                 INDEMNIFICATION

     SECTION 12.1 INDEMNIFICATION BY THE COMPANY AND PRINCIPAL SHAREHOLDERS. Subject to the limitations set forth below, the Principal Shareholders and, prior to Closing, the Company, each, jointly and severally, hereby agree that, notwithstanding the Closing, the delivery of instruments of conveyance, and regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party hereto may have in respect thereof, they, or after Closing, the Principal Shareholders, will save, indemnify and hold SNCI and Newco and, after Closing, the Surviving Corporation, (hereinafter, collectively, "the Indemnitee") harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorney fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from, and will pay to the Indemnitees the amount of damages suffered thereby together with any amount which they or any of them may pay or become obligated to pay on account of:

         12.1.1 the breach or inaccuracy of any warranty or representation by the Company or the Principal Shareholders herein;

         12.1.2 any breach or failure to perform by the Company or the Principal Shareholders of any material term, provision, covenant or condition hereunder;

         12.1.3 the failure by the Company or the Principal Shareholders to state or disclose a material fact herein necessary in order to make the facts herein stated or disclosed not misleading;

         12.1.4 any act performed, transaction entered into or state of facts suffered to exist by the Company or the Principal Shareholders in violation of the terms of this Agreement;

         12.1.5 all liabilities existing or arising under the Office Lease, whether for periods before or after the Effective Time of Merger;

         12.1.6 all Liabilities of the Company (other than liabilities existing or arising under the Office Lease for which indemnification is provided pursuant to Section 12.1.5 above) arising before the Effective Time of the Merger (whether absolute, accrued, contingent or otherwise), except for (i) such Liabilities which arise in the ordinary course of business after the date of the Balance Sheet, none of which such newly arisen Liabilities shall have a material adverse effect on the Company, and (iii) subject to the Assumed Liability Cap, the Assumed Liabilities that are specifically disclosed herein; and

         12.1.7 Liabilities of the Company in excess of the Assumed Liability
Cap.

     In the event of any claim by Indemnitees under this Section 12.1, Indemnitees shall be entitled to exercise all remedies provided by law and/or equity with respect thereto, and including exercising an immediate right of offset against any amounts due Principal Shareholders, which amounts are held pursuant to the Escrow Agreement.

     If the Closing hereunder is held, the Company and the Surviving Corporation will have no liability with respect to indemnification claims by the Indemnitees. In such event, the Principal Shareholders shall be jointly and severally responsible for all indemnification claims.

     SECTION 12.2 PROCEDURE FOR CLAIMS. Wherever the Indemnitees, or any of them, have a claim for indemnification, they shall deliver notice of such claim to the representative of Principal Shareholders specifying the claim and describing it in reasonable detail.

     SECTION 12.3 LIMITATIONS ON INDEMNIFICATION. Provided there has been no knowing and intentional misrepresentation of a material fact, and no knowing and intentional omission of facts or information necessary to make a representation or warranty not materially misleading, by the Company or the Principal Shareholders, the indemnification obligations of the Principal Shareholders are subject to each of the following limitations, understandings or qualifications:

         12.3.1 Each of the representations and warranties made by the Company and the Principal Shareholders in this Agreement shall survive for a period of two (2) years after the Effective Time of Merger, provided, however, that the representations and warranties made in Section 2.3 hereof (relating to capitalization and title), shall survive without limitation, the representations and warranties made in Section [2.21] (relating to ERISA and employment matters) and in Section [2.22] hereof (relating to taxes), shall survive until the applicable statutes of limitations relating to tax and employee benefit matters shall have expired, and the representations and warranties in Section [2.19] (relating to compliance with laws) shall survive for a period of seven (7) years after the Effective Time of Merger. After the expiration date of any representations and warranties no claim for indemnification based on such representations and warranties may be asserted by the Indemnitees, except that claims first asserted in writing with reasonable detail before the expiration date may be pursued until they are finally resolved.


                                   ARTICLE 13

                             INDEMNIFICATION BY SNCI

     SECTION 13.1 INDEMNIFICATION BY SNCI. Subject to the limitations set forth in this Section 13, SNCI hereby agrees that, notwithstanding the Closing, the delivery of instruments of conveyance, and regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party hereto may have in respect thereof, it will indemnify and hold the Company, and the shareholders of the Company (hereinafter, collectively, "the Indemnitees") harmless (but only up until Closing as to the Company) from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorney fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from, and will pay to the Indemnitees the amount of damages suffered thereby together with any amount which they or any of them may pay or become obligated to pay on account of:

         13.1.1 the breach or inaccuracy of any warranty or representations by SNCI herein;

         13.1.2 any breach or failure to perform by SNCI or the Surviving Corporation of any material term, provision, or covenant or condition hereunder;

         13.1.3 the failure by SNCI to state or disclose a material fact herein necessary in order to make the facts herein stated or disclosed not misleading; and

         13.1.4 any act performed, transaction entered into or state of facts suffered to exist by SNCI in violation of the terms of this Agreement.

     In the event of any claim by Indemnitees under this Section 13.1, Indemnitees shall be entitled to exercise all remedies provided by law and/or equity with respect thereto.

     If the Closing hereunder is held, the Company shall no longer benefit from the foregoing indemnification.

     SECTION 13.2 PROCEDURE FOR CLAIMS. Wherever the Indemnitees, or any of them, have a claim for indemnification, they shall deliver notice of such claim to SNCI specifying the claim and describing it in reasonable detail.

     SECTION 13.3 LIMITATION ON INDEMNIFICATION. Provided there has been no knowing and intentional misrepresentation of a material fact, and no knowing and intentional omission of facts or information necessary to make a representation or warranty no materially misleading, by SNCI the indemnification obligations of SNCI are subject to the following: each of the representations and warranties made by SNCI shall survive for a period of two (2) years after the Effective Time of Merger. After the expiration date of such representations and warranties no claim for indemnification based on such representations and warranties may be asserted by the Indemnitees, except that claims first asserted in writing with reasonable detail before the expiration date may be pursued until they are finally resolved.

                                   ARTICLE 14

                            MISCELLANEOUS PROVISIONS

     SECTION 14.1 AMENDMENT AND MODIFICATION. To the fullest extent permitted by applicable law, this Agreement may be amended, modified and supplemented with respect to any of the terms contained herein by mutual consent of the respective Boards of Directors of the Company and SNCI, or by their respective officers duly authorized by such Boards of Directors, by an appropriate written instrument executed at any time prior to the Effective Time of the Merger; provided, however, that following an affirmative vote at the shareholders' meeting referred to in Section [5.11] hereof, this Agreement may not be amended to reduce the consideration payable in the Merger in respect of shares of Company Common Stock without obtaining the approval of the Company's shareholders in the manner required by law.

     SECTION 14.2 WAIVER OF COMPLIANCE. To the fullest extent permitted by law, each of SNCI, Newco and the Company may, pursuant to action by its respective Board of Directors, or its respective officers duly authorized by its Board of Directors, by an instrument in writing extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants, or waive any of the conditions of its obligations, contained herein; provided, however, that the obtaining of the approval of the shareholders referred to in Section 8.5 shall not be waivable and provided further that any instrument executed on behalf of SNCI shall bind or affect Newco in the same manner. No such extension of time or waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     SECTION 14.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other parties hereto. The representations and warranties of SNCI, Newco and the Company and the Principal Shareholders contained herein or in any document furnished pursuant hereto shall survive the Merger, subject to the limitations of Articles 12 and 13.

     SECTION 14.4 NO THIRD PARTY RIGHTS. Except as otherwise provided in this Agreement, nothing herein expressed or implied is intended, nor shall be construed, to confer upon or give any person, firm or corporation, other than SNCI, Newco and the Company and the Principal Shareholders and their respective security holders, any rights or remedies under or by reason of this Agreement.

     SECTION 14.5 CONFIDENTIALITY. SNCI and the Company shall honor the confidentiality agreements previously delivered by each such party to the other with respect to matters pertaining to the Merger.

     SECTION 14.6 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by registered or certified mail, postage prepaid, or when given by telex or facsimile transmission (promptly confirmed in writing), as follows:

         (a)  If to the Company and the Principal Shareholders:

              Chris Kesler
              651 South 250 West
              Orem, UT 84058
              Telefax:

              with a copy to:

              F. McKay Johnson, Esq.
              Hill, Johnson & Schmutz, LC
              3319 N. University Ave., Suite 200
              Provo, UT 84604
              Telefax: 801-375-3865

         or to such other person as to the Company shall designate in writing, such writing to be delivered to SNCI in the manner provided in this Section; and

         (b)  If to SNCI or Newco:

              Kenneth Denos
              SportsNuts.com International, Inc.
              10421 South 400 West, Suite 550
              Salt Lake City, Utah  84095
              Telefax: 801-816-2599

              with a copy to:

              Ronald S. Poelman, Esq.
              Jones, Waldo, Holbrook & McDonough
              170 South Main Street
              Salt Lake City, UT 84101-1644
              Telefax: 801-328-0537
         or to such other person as SNCI shall designate in writing, such writing to be delivered to the Company in the manner provided in this Section.

     SECTION 14.7 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

     SECTION 14.8 GOVERNING LAWS. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Utah.

     SECTION 14.9 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 14.10 HEADINGS AND REFERENCES. The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. All references herein to Sections and Articles are to sections and articles of this Agreement, unless otherwise indicated.

     SECTION 14.11 ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto and the documents referred to herein, all of which form a part hereof) contains the entire understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or therein.

     SECTION 14.12 EXPENSES. Subject to Section 1.4.4, whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution or performance of this Agreement and all transactions contemplated hereby, including without limitation all fees and expenses of agents, representatives, counsel and accountants.

     SECTION 14.13 REORGANIZATION. The parties hereto contemplate and intend that the transactions described herein will be treated as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code. The parties agree to cooperate with each other as reasonably requested by the other party, to achieve this objective, but neither party makes any representation or warranty to the other regarding the tax treatment to be afforded to the transactions contemplated hereby.

     SECTION 14.14 PUBLICITY. Except as otherwise required by law or the rules of the National Association of Securities Dealers, Inc., so long as this Agreement is in effect, neither SNCI nor the Company shall issue or cause the publication of any press release with respect to the transactions contemplated by this Agreement prior to the Closing Date without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     SECTION 14.15 JOINT AND SEVERAL. All of the obligations of the Company and the Principal Shareholders under this Agreement shall be joint and several, it being understood that after the Merger is consummated all such obligations shall be the joint and several obligations of the Principal Shareholders.

     SECTION 14.16 ARBITRATION. In the event of any controversy, claim or dispute arising out of this Agreement or the transactions contemplated hereby, said controversy, claim or dispute (hereinafter a "Matter") shall be settled by mediation, or if mediation is unsuccessful, then by binding arbitration in Salt Lake City, Utah, before a single arbitrator in accordance with the rules and procedures then obtaining of the American Arbitration Association, and the award by the arbitrator shall be final and binding and may be enforced in any court having jurisdiction. In any such mediation or arbitration, the prevailing party shall be entitled to recover, in addition to the basic award of the arbitrator, its reasonable costs and expenses of the arbitration, including reasonable attorneys' fees. Where each party prevails in matters contested in the mediation or arbitration, such costs and expenses shall be borne in such proportion as the arbitrator may determine, consistent with the principal that the prevailing party should recover its costs and expenses of arbitration.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.



                                    SPORTSNUTS.COM INTERNATIONAL, INC.,
                                    a Delaware corporation



                                    By  /s/ Kenneth] Denos
                                       -------------------------------------
                                    Its Executive Vice President


                                    SPORTSNUTS MERGER SUB., INC.
                                    a Utah corporation



                                    By /s/ Kenneth Denos
                                       -------------------------------------
                                    Its President



                                    SPORTZZ.COM, Inc. a Utah corporation



                                    By  /s/Christopher V. Kessler
                                       -------------------------------------
                                    Its President



                                    OBJECTSELECT, LLC,
                                    a Utah limited liability company



                                    By  /s/Robert D. Capel
                                       -------------------------------------
                                    Its Managing Partner

                                    MEMBERS:



                                    /s/Chrostopher V. Kesler
                                    ----------------------------------------
                                    Christopher V. Kesler



                                    /s/Robert D. Capel
                                    ----------------------------------------
                                    Robert D. Capel



                                    /s/ Dayle S. Woolston
                                    ----------------------------------------
                                    Dayle S. Woolston



                                    /s/E.Perri Bird
                                    ----------------------------------------
                                    E. Perri Bird



                                    /s/Wayne L. Johnson
                                    ----------------------------------------
                                    Wayne L. Johnson



                                    /s/Thomas M. Usery
                                    ----------------------------------------
                                    Thomas M. Usery

                          Exhibit A - Escrow Agreement